UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SILVER STAR PROPERTIES REIT, INC.
2909 Hillcroft, Suite 420
Houston, Tex



SILVER STAR PROPERTIES REIT

RESPONSE TO FALSE AND MISLEADING STATEMENTS BY ALLEN HARTMAN

JANUARY 23, 2024

VOTE YES IN THE WRITTEN CONSENT

INTRODUCTORY NOTE

Silver Star Properties REIT, Inc. (the "Company") believes Allen Hartman has made materially false and misleading statements regarding a number of matters concerning the Company, its Executive Chairman and CEO, Gerald Haddock, and its Co-CEO, David Wheeler.

These materially false and misleading statements include, but are not limited to, those statements attributed to Mr. Hartman in an article titled "'He's Evil': Silver Star Founder Allen Hartman Fires Back at CEO" published on January 22, 2024 in *The Real Deal*.

In order that Company shareholders have more accurate information regarding certain of these materially false and misleading statements, the Company's Board of Directors provides the following information.

MISSTATEMENT NO. 1: Mr. Haddock is "evil," "a madman," "a maniac," "playing the devil," lying, and seeking to "suck[] the money out of the [C]ompany and take[] as much as he can."

Board Response: The Company's Board of Directors notes Mr. Hartman has cited no factual bases to support any of these statements. The Board also notes that, in contrast to Mr. Hartman's baseless slurs, Mr. Haddock is quoted in the same article as stating that his issues with Mr. Hartman were "strictly business," and he would "gladly shake [Mr. Hartman's] hand." When confronted with Mr. Hartman's statements about him, Mr. Haddock responded that Mr. Hartman has "had trouble interpreting the law . . . [and] is doing nothing with these types of statements but continuing to be vindictive."

In order that Company shareholders have more accurate and objective information regarding Mr. Haddock and his business and community background, the Board directs shareholders to the following information published about Mr. Haddock in the following publications:

- "From Childhood Tragedy, A Business Giant's Love of Art," *Fort Worth Star Telegram*, June 17, 2013 – a copy of this article is attached as Exhibit A.
- "Meritage Appoints Gerald W. Haddock as Board Member," *Business Wire*, Jan. 11, 2005. Meritage co-chairman and co-CEO John R. Landon described Mr. Haddock as "extremely well qualified, with extensive experience in structuring and negotiating corporate and real estate transactions." During Mr. Haddock's tenure as president and CEO of Crescent Real Estate Equities, he was named "Outstanding CEO of the Year" by Realty Stock Review three years in a row and was named "REIT Executive of the Year" by the Commercial Property News in 1998.

Source: Cited articles.

MISSTATEMENT NO. 1: Mr. Haddock is "evil," "a madman," "a maniac," "playing the devil," lying, and seeking to "suck[] the money out of the [C]ompany and take[] as much as he can."

Board Response Continued:

- "In This World, Taxes Are Good," *Wall Street Journal*, Nov. 19, 1997, the publication notes that Mr. Haddock "conceived the operating company strategy" for Crescent Real Estate Equities Co., which was "being hailed as a pioneer for creating a tax-paying operating company" and "changing how the industry looks at publicly traded real-estate companies."

- In "Crescent Contrarian, Gerald Haddock Is Betting on Houston with a $2.9 Billion REIT," *Houston Business Journal*, Feb. 28, 1997, Mr. Haddock was described as "a closer" who "gets things done," by then-Ensco Chairman Carl Thorne. Mr. Haddock described Crescent's REIT and business strategy as follows: "It's the ability to see into the crystal ball based on in-depth analysis of economic, social and political demographics and forecast change. That means we buy a position prior to hearing the roar of the crowd and keep it in the face of criticism." Based on this philosophy, the publication notes that Crescent was included in *The New York Times* year-end list of four "Bets for Bad Times," *The Washington Post*'s "10 stocks …for a 1997 Portfolio" and *Money* Magazine's "Six Great Stocks for the Next Bull Market." When asked if he would take his earnings from his success and move on, Mr. Haddock stated "I never think, 'Take the money and go.' My thoughts are focused on how to create company value and further develop the strategic business plan." A copy of this article is attached as Exhibit B.

Source: Cited articles.

MISSTATEMENT NO. 2: Silver Star's co-CEO Mr. Wheeler "can't do anything" and "doesn't get anything done," and was about to get fired by Mr. Hartman in 2022 but the Board intervened.

Board Response: In response to Mr. Hartman's characterization of him, Mr. Wheeler responded in the same article, "[s]capegoating is the sign of a failed leader. . . It's prima facie ridiculous that [Mr. Hartman] would say those things. He knows that I have come through for the [C]ompany many times. It's really unfortunate that he would turn on folks . . . to protect himself and cover his own tracks."

The Board further points to the fact that Mr. Hartman directly employed and oversaw the activities of Mr. Wheeler for almost 20 years, starting in January 2003, while Mr. Hartman was CEO of Silver Star and related entities.

Source: Current Silver Star employees and executives who worked under Hartman, as well as current leadership.

MISSTATEMENT NO. 3: "We sent [the Board] a letter early on threatening to solicit proxies. They didn't like the letter, so they filed the lawsuit. However, the letter was a threat to do it, not an admission of actually having done it."

Board Response: The Board directs shareholders to a letter received from Mr. Hartman's attorney on August 28, 2023, stating that they had already sought and received proxies, along with a number of other affirmative false statements. ***Mr. Hartman has since admitted that the foregoing statements were false in an affidavit signed under oath.*** A copy of the letter to the Board and Mr. Hartman's affidavit are attached as Exhibits C and D.

Specifically, on November 10, 2023, Mr. Hartman signed a sworn statement that he had his attorney ***lie*** to the Board in the August 28, 2023 letter as follows:

- He falsely claimed he had "hired a proxy solicitor and a law firm to oversee a proxy vote to contest Silver Star's board of directors and appoint a new slate," even though he did not hire a law firm to advise him on a proxy contest until over two months later on November 1, 2023;
- He falsely stated that a "new slate of proposed directors ha[d] been selected, and they ha[d] all agreed to run," even though he had not made proposed director selections;
- He falsely claimed he had "personally spoken with the top ten shareholders" and was told "they [would] vote for the new slate," even though he had "not personally spoken with the top ten stockholders, . . . solicited their proxies, . . . [or been] informed that they [would] grant [him] their proxies with respect to anything, much less with respect to the election of directors";
- He falsely stated he had "phone numbers for the top 100 shareholders and [would] start calling them," even though he had "not called any of the top 100 stockholders regarding a proxy contest" as of November 10, 2023; and
- He falsely claimed that broker dealers had informed him that they were "unanimously in favor of a new slate" of directors, even though they had not.

Source: Affidavit of Allen R. Hartman, *Silver Star Properties REIT, Inc. v. Hartman vREIT XXI, Inc.*, Case No. 1:23-cv-2720 (D. Md. Nov. 10, 2023); Aug. 28, 2023 Email from Lightsey to Silver Star Board.

MISSTATEMENT NO. 4: "I would never damage a company that I am a 15 percent owner in. This lawsuit is all about the executive committee trying to avoid having a shareholder meeting."

Board Response: The Board points shareholders to the Harris County lawsuit that the Company filed against Mr. Hartman and various related parties on December 14, 2023. A copy of the Complaint which initiated this suit was filed as an Exhibit to an 8-K dated December 14, 2023. The Board notes that the Complaint does not mention a shareholder meeting once, let alone seek to prevent one from occurring. To the contrary, the lawsuit seeks damages relating to Mr. Hartman's breaches of fiduciary duty, fraud relating to property, slander of title, and tortious interference, among other claims.

Source: Complaint, *Silver Star Properties REIT, Inc. v. Allen R. Hartman* et al., No. 2023-85765 (Harris Cnty., Tex.–334th Dist. Ct. Dec. 14, 2023), attached as Ex. 99.1 to Dec. 14, 2023 8-K.

MISSTATEMENT NO. 5: "I was gone 12 months before the [$300 million] debt was due. I really had nothing to do with the company. . . . I have no idea what's going on in the company. It's 100 percent up to them, and they have had a year to replace the debt."

Board Response: Executives and employees at Silver Star under Mr. Hartman's leadership describe the following:

- The $259 Million loan (the "Loan") was evidenced by a note with a 2-year term, with the possibility for three extensions. From 2021 to mid-2022, the Company attempted to refinance the note, but failed to do so. This process was unreasonably delayed because Mr. Hartman desired to include other loans in the refinancing process—including loans Mr. Hartman sought to refinance for Hartman vREIT XXI ("XXI")—and because he was not satisfied with the asset values from the underwriting analyses—Mr. Hartman wanted to include a "hopecast" in the values of the assets at issue, not just the "forecast." This elongated the re-financing process when it was clear that "winds were changing" for this type of financing and "time was of the essence." Ultimately, Mr. Hartman's delays extended the process to the point when the market for these types of loans ceased to exist, and the type of desired refinancing simply was not available.
- Accordingly, Silver Star was forced to extend the Loan for another year instead of refinancing it. At the same time, Silver Star received a Notice of Default relating to the failure to hold the required insurance for one of the secured properties, thereby causing the lender to restrict Silver Star's cash.
- In July 2023, when Silver Star was working on obtaining refinancing to satisfy the Loan before its maturity date of October 9, 2023, Mr. Hartman, through his attorney, filed *lis pendens* on properties that he knew Silver Star was in the process of selling to facilitate the refinancing of the Loan. He filed these *lis pendens* based on XXI's 2.47% equity interest in the Silver Star subsidiary that held the properties, not based on any direct interest in the properties themselves. Mr. Hartman admitted that these filings "delayed things a month or two." This delay resulted in extra holding costs, interest costs, and other damages, and had serious implications and consequences for the refinancing of the Loan.

Source: Current Silver Star employees and executives who worked under Hartman, as well as current leadership; *Lis Pendens* filings; 2d Am. Compl., *Allen R. Hartman* et al. *v. Silver Star* et al., No. 2023-17944 (Harris Cnty., Tex. – 133rd Dist. Ct. July 18, 2023); *The Real Deal*, Jan. 22, 2024.

MISSTATEMENT NO. 6: "We think [the lis pendens] were legal. We thought we had the right to be able to have liens on the properties since we own a percentage of the company. However, we didn't see any real endgame keeping the liens on the property. So we went through . . . and withdrew the liens. It had no impact on them because they sold the assets anyway. It might have delayed things a month or two, but it had no impact other than that."

Board Response: Executives and employees at Silver Star under Mr. Hartman's leadership describe the following:

- As noted above, in July 2023, Mr. Hartman filed *lis pendens* on properties that he knew Silver Star was in the process of selling to facilitate the refinancing of the Loan. He filed these *lis pendens* based on XXI's 2.47% equity interest in the Silver Star subsidiary that held the properties, not based on any direct interest in the properties themselves.
- Even if he was not aware that XXI's 2.47% interest in the subsidiary did not give him or XXI a sufficient interest under Texas law in the subsidiary's properties at the time the *lis pendens* were filed, Mr. Hartman was quickly informed of that fact through Silver Star's filings in litigation he brought and in communications sent to him through his attorney in July and August 2023.
- On November 27, 2023, Mr. Hartman admitted that XXI had no property interest in the properties encumbered by the *lis pendens* in a Stipulated Final Judgment. This stipulation is attached as Exhibit E.
- As of that date and admission, Mr. Hartman and his attorney had not removed all the *lis pendens* on the properties, and were required to do so as part of the Stipulated Final Judgment.

Source: Current Silver Star employees and executives who worked under Hartman, as well as current leadership; *Lis Pen*dens filings; 2d Am. Compl., *Allen R. Hartman* et al. *v. Silver Star et* al., No. 2023-17944 (Harris Cnty., Tex. – 133rd Dist. Ct. July 18, 2023); Stipulated Final Judgment, *Hartman SPE, LLC v. Hartman vReit XXI, Inc.*, Adv. No. 23-50588 (Bankr. D. Del. Nov. 27, 2023).

MISSTATEMENT NO. 7: "Gerald Haddock had [CFO] Lou Fox fire Mark Torok. . . . When Lou Fox fired Torok, he left and walked out without notice, because he was so upset."

Board Response: Executives and employees at Silver Star describe the following:

- Mr. Torok was not fired, nor would the CFO be responsible for firing the then-CEO, a more senior officer.
- To the contrary, Mr. Torok resigned effective April 28, 2023 for personal reasons due to unexpected issues relating to the health of a family member.
- Neither Mr. Torok nor the Company were expecting his departure. Indeed, they had just executed a three-year employment agreement on April 6, 2023 for Mr. Torok to continue as the Company's CEO.

Source: Company executives, including CFO Lou Fox; Apr. 10, 2023 8-K and Ex. 10.2; Apr. 28, 2023 10-K.

MISSTATEMENT NO. 8: "Yes [I borrowed cash from XXI without board approval], but it was an accounting record. I hadn't received the salary in about 20 years, and I was receiving a percentage of the distribution. When the distribution stopped, CFO Lou Fox failed to reclassify the money I was receiving as a salary. I got five months of income that should have been classified as a salary, but it was classified as distributions . . . . I gave the money back and ended up getting a salary from then on."

Board Response: Executives and employees at Silver Star under Mr. Hartman's leadership with direct knowledge of Mr. Hartman's compensation describe the following:

- Mr. Hartman received a de minimis salary from the Company, starting at approximately $6,000 per year and later increasing to $28,000 to $30,000 per year.
- Prior to July 1, 2020, Mr. Hartman received approximately $1.1 Million annually from the Company as 70% owner of Hartman Advisors. He also separately received distributions during that time period relating to his shares in the Company.
- Following a merger effective July 1, 2020, Mr. Hartman and his affiliated entities received additional Company shares in exchange for their stake in Hartman Advisors and other companies merged with Silver Star, resulting in monthly distributions based on his share ownership of approximately $30,000 per month.

Source: Company executives, including CFO Lou Fox; Oct. 18, 2022 8-K and Ex. 99.2.

MISSTATEMENT NO. 8: "Yes [I borrowed cash from XXI without board approval], but it was an accounting record. I hadn't received the salary in about 20 years, and I was receiving a percentage of the distribution. When the distribution stopped, CFO Lou Fox failed to reclassify the money I was receiving as a salary. I got five months of income that should have been classified as a salary, but it was classified as distributions . . . . I gave the money back and ended up getting a salary from then on."

Board Response Continued:

- Because the Board learned that Silver Star had high accounts payable in the amount of approximately $12 Million to $14 Million and Mr. Hartman had failed to secure refinancing of the $259 Million SASB loan, the Board halted distributions as of July 8, 2022.
- Yet, Mr. Hartman continued receiving monthly payments equivalent to his monthly distributions thereafter. The Board discovered these payments, and required Mr. Hartman to pay the money back to Silver Star. Mr. Hartman repaid these amounts to Silver Star after this demand.
- Only in October 2022, when he was removed as CEO and elected as Executive Chairman, did Mr. Hartman enter into an agreement to receive compensation in the amount of $36,000 per month. The Board did agree to make that payment retroactive to July 1, 2022.

Source: Company executives, including CFO Lou Fox; Oct. 18, 2022 8-K and Ex. 99.2.

CONCLUSION

(SUBMISSION OF CONSENTS BY THE JANUARY 29 DEADLINE IS CRITICAL)

THE BOARD OF SILVER STAR BELIEVES THE FOREGOING, TOGETHER WITH ITS PREVIOUS PROXY AND SOLICITATION MATERIALS AND VIDEOS, AMPLY DEMONSTRATE THAT ALLEN HARTMAN IS UNFIT FOR CONTINUED SERVICE AS A SILVER STAR BOARD MEMBER, LET ALONE FIT TO BE PUT IN CHARGE OF LEADING THE COMPANY OR ANY LIQUIDATION OF ITS ASSETS. TO RECAP, THE BOARD BELIEVES:

- **Mr. Hartman has made numerous false, misleading and malicious statements, including regarding his long-time colleagues at Silver Star, and has acted to the material detriment of Silver Star and its shareholders.**
- **As previously discussed, Mr. Hartman's projected liquidation NAV greatly exceeds what management projects to be reasonably possible.**
- **And finally, Mr. Hartman would be incapable of liquidating Silver Star's assets in a prudent, honest and fair manner, contrary to his promises.**

YOUR CONSENT IS IMPORTANT! VOTE "YES" IN THE CONSENT SOLICITATION IN ANY OF THE FOLLOWING WAYS:

- **Use the toll-free telephone number 1-855-208-8903 from the U.S. or Canada.**
- **Sign, date, and return the previously provided consent card using the included postage-paid envelope.**
- **Use the Internet website at www.okapivote.com/silverstarconsent.**
- **If you need any assistance, please contact Okapi Partners at Tel: 1-855-208-8903.**

(SHAREHOLDERS WHO HAVE PREVIOUSLY VOTED "NO" MAY CHANGE THEIR VOTES BY VOTING AGAIN AND VOTING "YES".)

DISCLOSURE

Forward-Looking Statements

This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as "anticipate," "estimate," "expect," "intend," "may," "should" and similar expressions, and variations or negatives of these words. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including those described in greater detail in our filings with the SEC, particularly those described in our most recent Annual Report on Form 10-K, which was filed with the SEC on May 26, 2023 and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company's other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this presentation and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Additional Information and Where to Find It

The Company has filed with the SEC a definitive proxy statement on Schedule 14A on November 29, 2023 and a supplement thereto on Schedule 14A on January 10, 2024, containing relevant documents with respect to its solicitation of proxies for the Company's stockholder consent in lieu of annual meeting for the 2023 fiscal year (the "2023 Consent Solicitation"). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.

Participants

The Company, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by the Company in connection with matters to be considered in connection with the 2023 Consent Solicitation. Information about the Company's executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in the Company's definitive proxy statement for the 2023 Consent Solicitation. To the extent holdings of Company securities reported in the definitive proxy statement for the 2023 Consent Solicitation have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC's website at www.sec.gov.

Exhibit A

From childhood tragedy, a business giant's love of art; Father's Day

Fort Worth Star-Telegram (Texas)

June 17, 2013 Monday

Star-Telegram
Found on DFW.com

Length: 1928 words

Byline: Tim Madigan

tmadigan@star-telegram.com

Body

Floyd Haddock was crippled by polio as a boy and spent the next half-century proving he was the equal of any person with two healthy legs. As a young man, he bought several heavily forested acres on Caddo Lake in East Texas, cleared the land and built what would become one of the state's most popular fishing resorts.

In the process, he became a larger-than-life figure to his youngest son, Gerald.

"How does a man with polio build something like that out of the wilderness?" Gerald Haddock wondered recently. "He cut the trees and had a successful business. He convinced me that I could do whatever I set my mind to do."

The son spoke of the father a few weeks ago at his Fort Worth mansion, built on a bluff overlooking Eagle Mountain Lake. From that rustic childhood in East Texas, Gerald Haddock went on to a successful career as a lawyer — he was general counsel of the Texas Rangers baseball team in the 1990s — a businessman who made a fortune in real estate and investments, and a philanthropist.

But on that day, Floyd Haddock, not business, was on Gerald Haddock's mind as he showed off a most unusual collection of world-class art. For the son, there is a deep and abiding connection between the two.

Outside it was a cold, gray afternoon and a stiff north wind roiled whitecaps on the water below.

"It was a day a lot like this one," Gerald Haddock said.

On Dec. 3, 1956, he was 9. Young Gerald and his mother had attended a Christmas parade in nearby Marshall. On the 20-mile drive home they were passed by emergency vehicles, speeding toward the fishing camp with sirens blaring.

"My mother and I both were scared," Gerald Haddock said.

An acquired appreciation

Education was paramount to his parents, so Gerald Haddock went from Caddo Lake to Baylor in Waco, earning degrees in accounting and law. He added a Master of Laws from New York University, then landed a job with the prestigious Houston firm Fulbright and Jaworski.

Haddock was still in his 20s when he was picked to head a legal team representing Houston socialite and art collector Cecil Furstenberg, then in a battle with the Internal Revenue Service. Furstenberg had donated a painting from her collection, by the famed French artist Jean Baptiste Camille Corot, to the University of Houston. Her appraisers valued it at $250,000. Art experts at the IRS said it was worth only $60,000.

The dispute landed in federal court in New York City. During weeks of testimony in late 1977, Haddock called some of the nation's top art experts as witnesses. In 1978, the court appraised the Corot painting at $160,000, a big victory for the young lawyer.

But the case had much deeper meaning for Haddock. It was an intensive primer in art appreciation for the boy from Caddo Lake. Haddock was taught to look for fine details in paintings he was oblivious to before. When looking at a picture, he now saw new layers of meaning and emotion.

"The light came on and made me want to know more," he said.

For much of the next two decades, Haddock carved out time on his travels to visit the world's great museums and galleries.

"I'd find myself in New York and go to one of those old classic bookstores on 57th and Fifth and hide out for a day, looking at those old art books," he said. "I knew from the beginning that the passion would take me somewhere. I had no idea where."

The answer came in the spring of 1997. During a visit to a showcase home in one of his real estate projects, the exclusive Mira Vista development in Fort Worth, interior decorator Pam Flowers said she had a surprise. She led Haddock to a stairwell.

On the wall was an original 1910 painting by the British artist Stanhope Forbes.

The picture was called Son of the Sea , depicting an old woman sitting in shadow with her hand on the shoulder of a boy. The boy holds a toy ship and looks intently at the woman. Behind them a fishing village and the ocean beyond are bathed in brilliant sunlight.

From his decades of study, Haddock knew immediately it was art of the highest order. But his reaction to the piece went far deeper.

"The boy was listening with such a strong feeling that she had to be telling him about a father who had perished in the water," Haddock remembered recently. "But she wasn't running away from it. She's saying, 'I want you to do exactly what your father did. It's dangerous, but we love it, and we enjoy the life that's given us.'"

A revelation

On that cold December day in 1956, Floyd Haddock and one of his young fishing guides had gone duck hunting on Caddo Lake in a small boat. Authorities later speculated that Floyd fell out while shooting and his companion had gone in after him. The water was frigid. Both were found dead, floating near the boat.

"It was devastating," Haddock said, his voice catching. "It still is. You feel shortchanged. I had so much respect for him because of who he was and how hard he had worked. To lose that at such an early age "

So Gerald Haddock was that boy in the painting. That day in the house at Mira Vista, the love and tragedy of his childhood coalesced with his adult passion for art.

"It was a magical moment. There was so much about it I connected with," said Haddock, now 65 and the father of two grown sons and a daughter. "Obviously it evoked memories of my dad. You feel the poignance, the serious nostalgia. Then, all of a sudden, a calm comes over you because of the art, the beauty. It carries you to calm, serene and enjoyable moments."

Haddock bought Son of the Sea, nearly on the spot, for $60,000. But that was just the beginning.

'The human condition'

Stanhope Forbes is known as the father of the Newlyn School of British painters, named for a tiny fishing village in Cornwall, on the southwestern tip of England. The colony of artists, painting at the turn of the 20th century, were also known as the British impressionists. They had indeed been greatly influenced by French painters of the same era. The methods of applying paint to canvas and the use of light were similar on each side of the English Channel.

But the Newlyn painters were also inspired by the lesser-known French painter Jules Bastien-Lepage, who, unlike the French impressionists, used working-class people and their lives as the subjects of his paintings.

"The Newlyn School painters weren't interested in being commissioned to paint portraits of the wealthy and important people, and they weren't painting subjects of ancient Roman history," said Malcolm Warner, former curator of the Kimbell Art Museum in Fort Worth and an expert on British art. "They were interested in the ordinary scenes of working life in their own time.

"They're not exactly like Monet or Renoir," Warner said. "The sympathy they express for the working poor is so powerful, and it adds such a human dimension to the art."

Which is what caused Gerald Haddock to buy more than one painting. Over the next three years, he would purchase nine more by Forbes and another by fellow Newlyn School artist George Clausen. All of them depicted working-class people and scenes from their lives, many of which took place in or near the remote fishing village.

"Why did I build this collection? Because I was attached to it," Haddock said. "It evokes an emotional feeling. This particular genre is of the beauty of ordinary people, the beauty of a simple way of life. I got away from the simple way of life in business. It got very complicated. I wouldn't trade anything for doing that, but that didn't change my appreciation for this collection.

"It's a reflection on the human condition, the beauty, the hard work," he continued. "When I think about my dad, he was crippled and working in a fishing camp, yet I knew he was happy, satisfied every day. I see that in this art."

Haddock and his wife, Diane, soon visited Cornwall.

"The Newlyn School paintings have a sort of emphatic quality, a sort of moral dimension to them, so the collectors tend to be lovely people, and Gerald and Diane certainly fall into that category," said Alison Bevan, director of the Penlee House Gallery and Museum in Cornwall. "They asked if we could arrange for them to see some of the places where they painted. It was a wonderful day, standing in the footsteps of the artists."

At dinner during their visit, a waitress overheard Bevan and the Haddocks discussing the Newlyn painters. The waitress said her grandfather had been one of their models.

"It turns out he was in one of my paintings," Haddock said. "That was pretty special."

Bevan came to Fort Worth a few years later to help christen the Haddock collection, now displayed at the lakeside mansion that has been turned into a gallery, the Haddock Center . The center is home to what is probably the finest private collection of Newlyn School works in the United States.

"They're very well-known in England but almost totally unknown elsewhere," Warner said. "That's why Gerald Haddock is so amazing. He has such a passion for such an unusual thing among American collectors. There are thousands of American collectors, and he is probably the only one to have homed in on the Newlyn School.

"The best collectors work that way," Warner said. "They don't just collect trophies. They don't collect to show off. They collect because they have deep feelings for the art."

'A collection that

people can enjoy'

Two pieces are particularly coveted. One is Son of the Sea .

The other is a painting that Haddock came across while browsing through an art book. The picture, Charity by Walter Langley, is of a beggar boy invited in to eat by a mother and daughter, who look on with sympathy. In his book What Is Art?, the legendary Russian writer Leo Tolstoy celebrates the Langley painting and the emotions it evokes.

"This picture by an artist who, I think, is not widely known, is an admirable and true work of art," Tolstoy wrote.

Haddock immediately wanted to buy it, contacting Dallas art dealer David Dike to help track it down. Dike said Haddock need not look far.

The work was hanging in a house in Fort Worth and had been part of a divorce settlement. It took Haddock several visits to convince the owner that he would give the painting a good home.

"You know, this painting needs to be among its brothers and sisters," he told the owner. "She said, 'Well, what do you intend to do with all this?' I said, 'I want this to be a collection that people can enjoy. That's the ultimate goal.'"

There is now talk in England of his paintings being part of a major Newlyn School exhibition.

"The Penlee House has been hoping to put our collection and Gerald's in a proper exhibition of the Newlyn School," Bevan said. "The Royal Academy of Arts is very interested in doing a survey show. There is huge potential for that to happen."

Standing in front of Charity on a recent day at the lake, Haddock spoke of his own plans, still in the early phases, of sharing his art with the world.

"Tolstoy basically says that fine art needs to be more than beautiful. It needs to evoke feeling," Haddock said. "We still have the same human condition. We need to make this available to everybody."

He moved a few steps away to Son of the Sea . Whenever he looks at it, he said, thoughts of his father and his simple upbringing are never far away.

"He would have absolutely loved this," said Floyd Haddock's son. "It was part of his life. He would see a different lake, a different time, but the same type of people."

A CLOSER LOOK

To learn more about the Haddock Center or to schedule a private tour, visit www.haddockcenter.com or contact Michelle Brown at michelle@haddockcenter.com or 817-885-8922 .

Tim Madigan, 817-390-7544 Twitter: @tsmadigan

Load-Date: June 17, 2013

Exhibit B

Articles

Houston Business Journal

Gerald Haddock: Crescent Contrarian
Week of February 28 - March 6, 1997

Back to Articles

PROFILE



Waxing Crescent

Gerald Haddock took a big step into Houston last October when Dallas-based Crescent Real Estate Equities Co. spent more than $200 million to buy Greenway Plaza. Haddock, a former Houston lawyer, became CEO of Crescent two months ago and now says his company is far from finished buying local properties.

See story on Page 14A.

PROFILE



Crescent contrarian

Gerald Haddock is betting on Houston with a $2.9 billion REIT

By Barbara Kevles
Special to Houston Business Journal

FORT WORTH – Gerald Haddock doesn't have to relocate for his new job as chief executive officer of Crescent Real Estate Equities Co., but he may do a lot more traveling to Houston.

The $2.9 billion real estate investment trust, one of the nation's largest REITs, is headquartered near his downtown Fort Worth apartment in one of the emerald glass office towers that Crescent owns – along with 56 other high-profile office buildings in Colorado, Arizona and Texas.

The company's Texas holdings were centered mostly in Dallas until last October, when Crescent's contrarian style of investing brought it front and center on the Houston real estate scene. Its $206 million purchase of Greenway Plaza closed on Haddock's 49th birthday, and he says Greenway Plaza won't be Crescent's last acquisition in Houston.

An attorney with Houston's Fulbright & Jaworski during the 1970s who later made and lost a fortune as president of a Houston oil company, Haddock knows a thing or two about the ups and downs of Houston real estate.

He was promoted to chief executive officer of Crescent in December, two months after the Greenway Plaza deal.

Under his stewardship, Haddock says, there won't be much change in the company's direction. He'll still preside as Crescent's president, responsible for day-to-day operations, as he has done since its inception three years ago. And he'll still work on its strategies with Board Chairman Richard Rainwater and with John Goff, who has become vice chairman.

"I see this restructuring as my partners leaving the torch with me," says Haddock. "This is a more specific delineation of our responsibilities."

Actually, Crescent's founding triumvirate – Rainwater, Goff and Haddock – have been doing deals together for the past decade. While at the Fort Worth firm of Kelly, Hart & Hallman, Haddock served as Rainwater's lead transactional lawyer and co-investor in such legendary deals as Columbia/HCA Healthcare Corp., AmeriCredit Corp., the Texas Rangers and Ensco, one of the largest offshore drilling service companies.

"Gerald is a closer. He gets things done," says Ensco Chairman Carl Thorne.

"Gerald's bulldog tenacity was key to purchasing Penrod Drilling Co. from a consortium of banks and the Hunt family, so that Ensco could move into offshore drilling in a big way," he recalls.

And Charlie Hall, senior partner at Fulbright & Jaworski, where Haddock worked from 1972 to 1979, says Haddock is fiercely competitive: "Behind his East Texas twang and disarming smile is a Michael Jordan who wants to win."

In October of 1993, when Crescent's startup team was being formed, Rainwater persuaded Haddock to join him full-time. The following spring, the company went public and raised $350 million in the public markets.

While most REITs specialize in one real estate sector – malls, apartments or hotels – Crescent has broken the mold. The REIT has invested $2 billion in 18 million square feet of prime office space, 92 behavioral health care facilities, two luxury resorts, two destination spas, two full-service hotels and six upscale residential developments.

Haddock calls Crescent's acquisition philosophy "contrarian" and defines the motivation this way:

"It's the ability to see into the crystal ball based on in-depth analysis of

HISTORIC ACQUISITION

Two weeks ago, Crescent Real Estate Equities Co. announced its $162 million acquisition of the 50-story, landmark Trammell Crow Center in Dallas, its first investment in that city's financial district.

The historic acquisition evolved out of a friendship between Crescent Chief Executive Officer Gerald Haddock and Harlan Crow, managing partner of the Crow family holdings.

Crescent had bought a suburban office building owned by Crow three years ago. At the time, Haddock said he wasn't ready to invest in downtown Dallas – but if he did, the building he would want would be the Crow Center.

"His vision was remarkable," Harlan Crow says today. "He really understood the timing of the recovery. It wasn't right then, but now is exactly the time to be in downtown because of the positive absorption and dramatic increases in rental rates."

Over dinners and football games last fall, the two discussed the transaction's progress.

"Gerald wasn't a macho negotiator who wants to win every point," Crow reports. "When he can give the other party something that doesn't hurt his position, he does.

"He looks after the interests of the parties he's dealing with so they want to do business with him again – which we do. That's one reason he's so successful."

PROFILE

economic, social and political demographics and forecast change. That means we buy a position prior to hearing the roar of the crowd and keep it in the face of criticism."

For example, purchasing office properties in 1990 "was not on the public's Top 10 list," he says.

Yet with its 54 percent appreciation in share price in 1996, Crescent was included in *The New York Times* year-end list of four "Bets for Bad Times," *The Washington Post*'s "10 stocks ... for a 1997 Portfolio" and *Money* magazine's "Six Great Stocks for the Next Bull Market."

Crescent's acquisition of Greenway Plaza fits the contrarian pattern. When Crescent closed the complex deal, which included a 4.3 million-square-foot portfolio of 10 office towers, the analysts were stumped. Houston's depressed office market had experienced stagnant vacancies ranging between 22 percent and 21 percent for the past four years, and Greenway was only 70 percent occupied.

But Haddock saw it as "an opportunity to do a large portfolio transaction that could greatly impact our earnings."

Crescent had already acquired one building in the Houston Energy Corridor and 10 more through a partnership with The Woodlands the previous year, but Crescent wanted more.

"We wanted a major position in Houston as quickly as possible because of our energy thesis," says Haddock. "We believe worldwide demand for oil will outstrip supply approaching the millennium. Consequently, Houston office property performance should improve because of job growth in the oil sector, which represents a sizable portion of the city's employment. Greenway Plaza allows us to participate in that recovery with above average returns and potential for growth."

Earlier this month, Crescent placed another contrarian bet – this one on the revival of downtown Dallas. The REIT announced its $162 million acquisition of the 50-story, landmark Trammell Crow Center, its first investment in the city's financial district.

Growing up near Marshall, Haddock says he knew he wanted to be a lawyer by age 5. He watched Perry Mason on TV and read every detective story by Erle Stanley Gardner in the town library.

His father died in a drowning accident when he was 9. Subsequently, he says, "I was constantly figuring out ways to make money."

By ninth grade, he had opened a brokerage account at E.F. Hutton, which was worth $1,800 by his senior year in high school.

In fact, Haddock's stock earnings paid for a substantial part of his undergraduate years at Baylor University, where he obtained a bachelor's degree in business and attended Baylor law school. A work scholarship took him to New York University for a Master of Laws in taxation.

Rather than studying on Friday nights, Haddock made a practice of seeing Broadway plays and musicals. Eventually, he began making appointments with producers like the famed David Merrick to talk about the financial side.

Fred Drasner, CEO of the *Atlantic Monthly* and *U.S. News & World Report*, was Haddock's classmate at NYU, but he says the two had a communication problem.

> *'We buy position prior to hearing the roar of the crowd and keep it in the face of criticism.'*

"I couldn't understand what he said," recalls Drasner. "He spoke a language more easily understood by longhorn cattle."

The two overcame the problem sufficiently, though, to co-edit *The New York University Tax Law Review* and represent each other in later years.

After NYU, Haddock joined the Houston office of Fulbright & Jaworski in 1972 and made partner in 1979, just before he left to become executive vice president of a client's oil and gas company, Consolidated Petroleum Industries Inc.

By age 31, he had a net worth of roughly $7 million on paper, most of which he lost in the energy market's collapse. The experience taught Haddock a tough lesson.

"In business, understanding economic forces and the ability to predict their consequences is as important as hard work," he says.

Soon afterward, he encountered Richard Rainwater during a job interview at Dallas-based Kelly, Hart & Hallman. The firm represented the Bass family, for whom Rainwater was chief investment advisor.

Haddock recalls: "It was energizing. Richard was running from one conference room to another. He had four transactions going on at the same time. I told them, 'I could get impassioned about this. Let's do it.'"

Last summer, Crescent's compensation committee awarded Haddock options on 1 million shares over seven years in order to bind him to the company. Now that the share price has risen beyond $50 and he has earned 250,000 of those options, would he stay for the rest?

"There is still so much to do," Haddock says. "We are a long way from being finished. I never think, 'Take the money and go.' My thoughts are focused on how to create company value and further develop the strategic business plan.

"Seven years is a very short time," he says. ■

Barbara Kevles is a Fort Worth-based freelance writer.

Exhibit C

[redacted]

From: Tom Lightsey <tom.lightsey@hfw.com>
Date: August 28, 2023 at 12:34:08 PM CDT
To: Barry Flynn <bflynn@grsm.com>
Subject: Silver Star

Barry, please see the below.

SUBJECT TO RULE 4068 OF THE TEXAS RULES OF EVIDENCE

Dear Gerald Haddock, Jack Tompkins and Jim Still:

It appears we are at a fork in the road. It would seem to me that there are only two options that are fair and equitable for both parties. One is doing a proxy contest, and the other is a global solution. Your offer to give us what we already have coming to us is a nonstarter.

Regarding a proxy contest, I have hired a proxy solicitor and a law firm to oversee a proxy vote to contest Silver Star's current board of directors and appoint a new slate. The new slate of proposed directors has been selected, and they have all agreed to run. I have personally spoken with the top 10 shareholders, and they will vote for the new slate. I have phone numbers for the top 100 shareholders and will start calling them this week. The broker dealers are also unanimously in favor of a new slate, with the possible exception of perhaps one half of Moloney, who you met with.

The broker dealers, advisors, and investors that I have spoken with prefer a return of capital over a redeployment of their capital. They almost unanimously support liquidation. The shareholders I have spoken with are also opposed to the Incentive Award Plan by which by which you have unilaterally awarded yourselves stock worth approximately $18 million.

If you prefer not to do a proxy contest, a better solution is for us to receive the following 5 properties:

1. 3100 Timmons;
2. One Technology Center;
3. Ashford Crossing II;
4. 601 Sawyer; and
5. Preserve

The 5 properties will satisfy XXI's interest in Hartman SPE, XXI's common shares owned of Silver Star, XXI's OP units of Hartman XX Limited Partnership (a subsidiary of Silver Star), the XXI – Silver Star inter-company loans/advances, Al Hartman's personal shares of stock in Silver Star, and all other litigated matters. Additionally, Al Hartman will resign from Silver Star's board.

Regarding the $17 million in loans/advances from XXI to Silver Star, we have a strong case for the validity of these intercompany loans. As you know, at the time these loans were made, Jack Tompkins was on the boards of XXI and Silver Star. Mr. Tompkins attended meetings with the auditors, the CFO, and the General Counsel regarding these loans. Regardless of the formalities, Silver Star accepted, and used, the money. There can be no real dispute that Silver Star owes this money to XXI. In addition to the principal due on the loans/advanced, interest has been accruing and will continue to accrue through the end of the litigation, and will likely exceed several million dollars at the end of the day.

The clock is running against you. To avoid protracted litigation, it is clearly beneficial to you to resolve this matter immediately.

Tom Lightsey
Of Counsel

D +1 713 706 1952 | M +1 (713) 628 3612
E tom.lightsey@hfw.com

HFW, 5151 San Felipe, Suite 400, Houston, Texas 77056, USA
T +1 (713) 917 0888 | F +1 (713) 953 9470 | hfw.com

Please consider your environmental responsibility before printing this email.

GORDON REES SCULLY MANSUKHANI, LLP
YOUR 50 STATE PARTNER®
http://www.grsm.com

Exhibit D

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF MARYLAND

SILVER STAR PROPERTIES REIT, INC., **a Maryland corporation,**	*	
	*	
Plaintiff,		
	*	**Civil Action No.: 1:23-cv-02720-ELH**
vs.		
	*	
HARTMAN VREIT XXI, INC. *et al.*,		
	*	
Defendants.		

* *

AFFIDAVIT OF ALLEN R. HARTMAN

I, Allen R. Hartman, on personal knowledge, state as follows:

1. I am 71 years old and reside in Houston, Texas. I have been in the commercial real estate business in Texas since 1981.

2. I founded Hartman Income REIT Management, Inc., a leader in commercial real estate throughout Texas. As of December 31, 2022, the Hartman companies owned and operated 60 commercial properties with approximately 8,000,000 square feet throughout Houston, San Antonio, and Dallas, Texas.

3. I am the founder of Silver Star Properties REIT, Inc. (F/K/A Hartman Short Term Income Properties XX, Inc.) ("Silver Star" or the "REIT"), a Maryland corporation taxed as a real estate investment trust company which historically concentrated on owning Texas commercial real estate. I am also the founder of Hartman vREIT XXI, Inc. ("Hartman vREIT"), also a Maryland corporation taxed as a real estate investment trust, which owns shares of Silver Star's common stock. Together, Hartman vREIT and I own more than 5% of the outstanding common stock of Silver Star and have been such record owners for at least six months.

4. Gerald W. Haddock, Jack I. Thompkins, and James S. Still are Directors of Silver Star and comprise its Executive Committee through which Silver Star purports to operate.

5. I formerly served on the Executive Committee for Silver Star, but on or about October 15, 2022, I was removed due to conflicts with other directors on the committee. Although I am nominally still a director of Silver Star, I have been ostracized from participation in Silver Star's affairs.

6. In my view, Silver Star's Executive Committee has taken the wrong path by abandoning Silver Star's historical concentration on Texas commercial real estate and instead investing nationwide in self-storage facilities. I believe and have communicated to the Executive Committee that maximizing stockholder value would involve the orderly sale of Silver Star's properties and distribution of the proceeds to its stockholders and that the self-storage facility strategy is too risky. The entrenched Executive Committee disagrees with me.

7. Through counsel, I have sought the ability afforded to me under relevant law and Silver Star's Charter and Bylaws to vote for directors at a duly called annual meeting of stockholders. Silver Star has refused to schedule an annual meeting, forcing me to file a lawsuit to compel such a meeting in the Circuit Court for Baltimore City, case captioned *Hartman v. Silver Star Properties REIT, Inc. (F/K/A Hartman Short Term Income Properties XX, Inc..)*, Case No. 24-C-23-003722 (the "Baltimore City Case"). The history of my attempts asking Silver Star to schedule an annual meeting in 2023 are fully set forth in the complaint filed in Baltimore City Case which is being submitted as an exhibit to the opposition.

8. In an apparent attempt to avoid an annual meeting and to further entrench themselves as directors of Silver Star, on or about August 28, 2023, just three days after its receipt of the complaint in the Baltimore City Case, Silver Star's Executive Committee purported to

amend Silver Star's Bylaws to permit stockholders to elect directors "without a meeting, if a consent in writing or by electronic transmission to such action is given by a quorum of the stockholders." The Executive Committee plainly took this action to squelch any discussion of, and dissent from, its plan to alter Silver Star's business model, and to prevent a normal director election at an annual meeting. An Amended Complaint has been filed in the Baltimore City Case seeking to prevent the Executive Committee from conducting the annual election by consent only, a copy of which is submitted as an exhibit to the opposition.

9. On August 25, 2023, I requested through counsel a copy of Silver Star's stock ledger which I am entitled to under Maryland law because together with vReit I have been the owner of more than 5% of Silver Star's outstanding common stock for more than six months. Silver Star denied my request based on law from the District of Columbia, not Maryland. In the Amended Complaint I am seeking an Oder in the Baltimore City Case requiring Silver Star to comply with my demand for a stockholder ledger.

10. On or about August 28, 2023, my Texas counsel, Tom Lightsey, Esquire (who is not involved in this case), sent an email (drafted by me) to the Executive Committee as part of my efforts to resolve our respective disagreements regarding the direction of Silver Star. That email was a settlement communication sent expressly pursuant to Rule 4068 of the Texas Rules of Evidence. In that email, I stated that "I have hired a proxy solicitor and a law firm to oversee a proxy vote to contest Silver Star's board of directors and appoint a new slate." At the time of the sending of the email, I had not in fact hired a proxy solicitor or a law firm to oversee a proxy vote for Silver Star. This communication was sent in a moment of frustration with the Executive Committee as part of an attempt, albeit in retrospect an unwise attempt, to reach a settlement with the Executive Committee.

11. On or about November 1, 2023, I hired a law firm to advise me on a proxy contest.

12. I made other statements in the August 28, 2023 email that in fact were not true out of frustration with the Executive Committee. For instance, contrary to the statements in the email, I have not personally spoken with the top ten stockholders, I have not solicited their proxies, and they have not informed me that they will grant me their proxies with respect to anything, much less with respect to the election of directors.

13. I have not called any of the top 100 stockholders regarding a proxy contest. Broker-dealers have not informed me that they are unanimously in favor of a new slate of directors.

14. I have spoken with three persons about their interest in becoming directors. I have not yet made up my mind about who I would nominate to be directors of Silver Star.

15. Silver Star has alleged that I have made false and/or misleading statements to stockholders regarding Silver Star's NAV per share price and the Silver Star Properties REIT, Inc. and Hartman XX Limited Partnership 2023 Incentive Plan (the "Plan"). I have not had such discussions with Silver Star stockholders as I claim in the August 28, 2023 email.

16. Nevertheless, the statements in the email to the Executive Committee regarding these matters are not false or misleading. I believe that the valuation of Silver Star resulting in a NAV of $6.25 per share does not appropriately value Silver Star's assets, and that they are in fact worth considerably more. I disagree with the methodology used to reach that value.

17. Regarding the awards under the Plan, Silver Star's SEC filing stated the performance units that the Executive Committee awarded to its members were convertible into the REIT's common stock on a 1:1 ratio, which if true make the units worth over $19,000,000 based on the NAV used by the REIT. The fact that the units do not presently have a value for accounting purposes as alleged does not mean that they will not be valuable in the future. It now appears from

a later SEC filing that the performance units may not be convertible into common stock and may not have the value that appeared to be the case from Silver Star's prior SEC filing.

18. On or about June 22, 2023, my daughter, Margaret Hartman, who works with me, and I met with Mr. Haddock and Mr. Tompkins at the Post Oak Grill Restaurant in Houston. We did not discuss at that meeting the value of the performance units that the Executive Committee awarded to its members.

19. I am married to Lisa Hartman who lives in Texas with me. Lisa Hartman is not involved in the business. Lisa and I are co-trustees of a trust that owns shares of Silver Star common stock.

I solemnly affirm under the penalties of perjury and upon personal knowledge that the foregoing is true and correct.

Date: 11/10/23

[signature]
Allen R. Hartman

Exhibit E

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: Hartman SPE, LLC, Debtor(s).	Chapter 11 Case No. 23-11452 (MFW) Jointly Administered
Hartman SPE, LLC, Plaintiff, v. Hartman vReit XXI, Inc., Defendant.	Adversary No. 23-50588 (MFW)

STIPULATED FINAL JUDGMENT

This Stipulated Final Judgment made as of this _________ day of _________________ ___________, 2023, is made by, between and among Hartman SPE, LLC ("**Plaintiff**") and Hartman vReit XXI, Inc. ("**Defendant**," and collectively with Plaintiff, the "**Parties**").

WHEREAS, in the above-captioned adversary case, Plaintiff seeks a judgment (i) declaring that Defendant possesses no interest in Plaintiff's real property; and (ii) ordering released, discharged and expunged *lis pendens* Defendant filed against certain of Plaintiff's real properties, which Plaintiff identified as the Lis Pendens Properties;[1] and (iii) further ordering Defendant to record a release of the *lis pendens* on the Lis Pendens Properties with the relevant county clerk(s).

[1] *See* ¶ 23 of Plaintiff's Adversary Complaint, Dkt. 1, Case No. 23-11452 (MFW): "Among SPE's Properties are those commonly known as : (1) Regency Square located in Houston, Texas; (2) Fondren Road Plaza Shopping Center located in Houston, Texas; (3) Mission Centre located in Houston, Texas; (4) One Mason Plaza located in Katy, Texas; (5) Walzem Plaza Shopping Center located in San Antonio, Texas; (6) Haute Harwin Fashion Center located in Houston, Texas; (7) Prestonwood (JV) located in Plano, Texas; and Spring Valley Business Center located in Richardson, Texas (collectively, the "Lis Pendens Properties")."

WHEREAS, Defendant has subsequently recorded releases of all *lis pendens* it had filed against Plaintiff's real property, including but not limited to the Lis Pendens Properties.

WHEREAS Defendant has not answered or otherwise filed response to Plaintiff's adversary complaint.

NOW THEREFORE, the Parties, through their counsel referenced below, hereby stipulate to a final judgment without further adjudication of the facts and law and pursuant to the terms set forth below, and it is hereby ORDERED, ADJUDGED AND DECREED that:

1. This Court has subject matter jurisdiction over this adversary proceeding, which arises under title 11, and arises in, a case under title 11, in the United States Bankruptcy Court for the District of Delaware, captioned In re: Hartman SPE, LLC under Case No. No. 23-11452 (MFW), pursuant to 28 U.S.C. §§ 157 and 1334(b).

2. Plaintiff and Defendant confirm their consent, pursuant to Rule 7008 of the Bankruptcy Rules and Rules 7008-1 and 9013-1(f) of the Local Rules of Bankruptcy Practice and Procedure of this Court, to entry of this final judgment by this Court to the extent that it is later determined that this Court, absent consent of the Parties, cannot enter final orders and judgments in connection herewith consistent with Article III of the United States Constitution.

3. This adversary proceeding is a "core" proceeding pursuant to 28 U.S.C. § 157(b), and the Court may enter final orders for matters contained herein.

4. Venue is proper in this District pursuant to 28 U.S.C. § 1409.

5. Plaintiff and Defendant have entered this Stipulated Final Judgment and Order freely and without coercion and acknowledge that they have read the provision of this Stipulated Final Judgment and agree to abide by its terms.

6. Plaintiff and Defendant hereby waive all rights to appeal or otherwise challenge or contest the validity of this Stipulated Final Judgment.

7. For the purpose of this Stipulated Final Judgment, the Partis agree that Defendant does not possess any interest in Plaintiff's real property under Section 24 of the Limited Liability Company Agreement dated July 19, 2018, as amended, and 6 Del. C. § 18-701.

8. To the extent any of Plaintiff's real property have a *lis pendens* filed against it by Defendant, such *lis pendens* shall be automatically deemed discharged, expunged and cancelled, and, upon notice to Defendant, Defendant will cause to be filed or recorded any and all documents necessary to discharge, expunge and cancel said *lis pendens*.

9. This Stipulated Final Judgment is limited in its scope and the Parties each reserve their rights to pursue any other claims and causes of action against one another, as allowed by law, in this Court or elsewhere, including but not limited to:

(i) Claims to recover attorney's fees, costs and damages;

(ii) Claims for in personam liability;

(iii) Texas Business & Commerce Code Section 27.01/Claims for Fraud in Real Estate Transactions;

(iv) RICO Claim for Conspiracy;

(v) Violation of Texas Rule of Civil Procedure 11/Claim for Frivolous Lawsuit/Claims;

(vi) Breach of Fiduciary Duty Claims;

(vii) Claims for Ultra Vires Acts;

(viii) Claims for Tortious Interference;

(ix) Claims for Self-Dealing;

(x) Claims for Slander of Title;

(xi) Claims under Section 12.0002 of the Texas Civil Practices and Remedies Code; and

(xii) Claims under Chapter 12 of the Texas Real Property Code.

10. Plaintiff and Defendant are not res judicata, collaterally estopped or otherwise precluded in any way from pursuing any of the claim(s) referenced in paragraph 9 above for reason that the claim(s) were not specifically pled by Plaintiff or Defendant in this adversary case.

11. This Court shall retain jurisdiction of this matter to enter any such further orders necessary to interpret, modify, implement and enforce this Stipulated Final Judgment and Order

Dated November 21, 2023

HARTMAN SPE, LLC

/s/ Mark D. Olivere

William E. Chipman, Jr. (No. 3818)
Mark D. Olivere (No. 4291)
Chipman Brown Cicero & Cole LLP
Hercules Plaza
1313 N. Market Street, Suite 5400
Wilmington, DE 19801
Telephone: (302) 295-0191
Facsimile: (302) 295-0199
Email(s): chipman@chipmanbrown.com olivere@chipmanbrown.com

HARTMAN VREIT XXI, Inc.

/s/ Jenny Kasen

Jenny R. Kasen, Esquire (DE Bar No. 5849)
Kasen & Kasen, P.C.
1213 N. King Street, Suite 2
Wilmington, DE 19801
Telephone: (302) 652-3300
Facsimile: (856) 424-7565
E-Mail: jkasen@kasenlaw.com

Dated: November 27th, 2023
Wilmington, Delaware

/s/ Mary F. Walrath

MARY F. WALRATH
UNITED STATES BANKRUPTCY JUDGE